Exhibit 10.36

CONFIDENTIAL	Date: 08/16/07

CardioVascular BioTherapeutics, Inc.

GHL Financial Services Ltd., Inc. (“GHL”) is please to be engaged by CardioVascular BioTherapeutics, Inc. (the “Company”) to act as lead placement agent in the proposed offering, issuance and sale of the Company’s securities (the “Securities”) by the Company (the “Transaction”). The term of this letter agreement (the “Agreement”) shall commence on the date hereof and continue until it is terminated by either party given 30 days notice in writing.

In connection with its engagement, GHL will perform services, which are normal and customary for a placement agent to perform in connection with the Transaction. In this capacity, GHL will endeavor to obtain commitments from investors (“Investors”) to purchase the Securities on a private placement basis in compliance with Regulation S promulgated under the Securities Act of 1934 (the “1934 Act”). Any financing arranged by GHL will be as the Company’s agent (on a best efforts basis) and not on an underwritten basis. To facilitate our efforts to place the Securities, you agree to direct all inquiries from prospective Investors to GHL during the period this engagement is in effect.

The Company agrees to pay GHL for its services, under this Agreement, a Transaction Fee equal to 10% of aggregate gross proceeds received or to be received by the Company from the sale of Securities in any Transaction during the Term. Then GHL may disburse from that payment any necessary funds required to fulfill obligations between GHL and sub placing agents.

If during the Term, the Company decides to conduct a purchase or sale transaction, material acquisition or sale of assets or other extraordinary corporate transaction or a public or private offering of Securities, the Company agrees to notify GHL and to provide GHL with a right of first refusal to act as the exclusive financial advisor, lead placement agent or lead underwriter, as the case may be, or such other role as necessary and appropriate, for any such transaction or offering at fees and upon terms, customary and consistent with industry practice that would be agreed between the Company and GHL in good faith.

Nothing contained herein constitutes a commitment on the part of the Company or GHL to complete any Transaction and GHL shall not have the power or authority to bind the Company to any terms or conditions of a Transaction. It is understood and agreed that this letter does not constitute a commitment by the Company to offer, issue or sell any Securities or by GHL to purchase or underwrite the sale of any Securities.

The Company will furnish GHL with such information and documents regarding the Company and its business and financial condition (all such documents and materials, including those documents and materials prepared for Investors and all information filed by the Company with the Securities and Exchange Commission (the “SEC”) shall be, the “Information”) as GHL reasonably believes relevant and appropriate to its services under this Agreement. The Company agrees to cooperate fully with GHL in connection with its engagement hereunder, including making member of management and other employees available to GHL for purposes of satisfying GHL’s due diligence requirements and consummating the Transaction and agrees to commit such time and other resources as are reasonably necessary or appropriate to secure reasonable and timely success of the Transaction. The Company authorizes GHL to transmit to qualified prospective Investors copies of any public information regarding the Company and any purchase agreements or other legal documentation approved by the Company for use in connection with a Transaction.

The Company recognizes and agrees that in performing the services contemplated in this Agreement, GHL will be relying solely on the Information and that the Information will not be independently verified by GHL. Accordingly, the Company agrees that the Information, considered as a whole, will be complete and accurate in all material respects and not misleading. In addition, the Company agrees that all information regarding the Securities, including any term sheet, descriptions or other documentation, shall be complete and accurate in all respects and not misleading. The Company shall advise GHL promptly if it learns of any material inaccuracy, any omission of a material fact or any misleading statement in the Information or the Information regarding the Securities. The Company agrees that GHL does not have any responsibility for the accuracy or completeness of the Information; provided that the Company and its counsel have approved all information or materials presented to prospective Investors in advance. The Company has timely filed all reports required to be filed under the 1934 Act, as amended and any other material reports or documents required to be filed with the SEC. All such reports and documents and any registration statements or prospectuses filed under the Act compiled, when filed, in all material respects with all applicable requirements of the 1934 Act and the Securities Act of 1933, as amended (the “Act”).

Neither the Company nor any parties acting on its behalf will, directly or indirectly except through GHL, offer or sell, or solicit any offer to buy, any of the Securities during the Term. As used in this agreement, the terms “offer” and “sale” have the meaning specified in Section 2(3) of the Act.

The Company and GHL agrees to conduct the offering and sale of the Securities in a manner intended to comply with the registration or qualification requirements, or available exemptions therefrom, under applicable state “blue sky” laws or the securities laws of any other jurisdiction (collectively, the “Registration Exemptions”). The Company has not engaged in any offering of its securities that would jeopardize the availability of the Registration Exemptions.

In the event the Company requests that GHL deliver certain documents and information relating to this engagement via electronic transmissions, the Company acknowledges and agrees that the privacy and integrity of the electronic transmissions cannot be guaranteed due to the possibility that third parties could intercept, view or alter such electronic transmissions. To the extent that any documents or information relating to this engagement are transmitted electronically, the Company agrees to release GHL from any loss or liability incurred in connection with the electronic transmission of any such documents and information, including the unauthorized interception, alteration or fraudulent generation and transmission of electronic transmission by third parties but excluding gross negligence and/or willful misconduct on GHL’s part. Under no circumstances will GHL be liable for any ordinary, direct, indirect, consequential, incidental, special, punitive or exemplary damages arising out of the foregoing, regardless of whether GHL has been apprised of the likelihood of such damages occurring.

The Company acknowledges and agrees that GHL has been retained to act as lead placement agent to the Company. In such capacity, GHL will act under this Agreement as an independent contractor and any duties of GHL arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. It is understood that GHL’s responsibility to the Company is solely contractual in nature and that GHL does not owe the Company or any other party, any fiduciary duty as a result of its engagement.

No advice rendered by GHL, whether formal or informal, may be quoted or referred to orally or in writing, reproduced or disseminated, by the Company or any of its affiliates (other than to officers, directors and legal counsel of the Company on a need to know basis) except to the extent legally required (after consultation with GHL and its counsel), without GHL’s prior written consent.

The scope of GHL’s engagement shall be limited to those matters expressly set out in this Agreement and shall not include tax, legal, regulatory, accountancy or other technical advice or services. This letter shall not constitute an offer, agreement or commitment to lend by GHL or its affiliates.

This Agreement shall be governed by and construed in accordance with, the laws of the State of Nevada without regard to its conflicts of law principles. GHL and the Company (on its own behalf and to the extent permitted by law, on behalf of its security holders) each waives any right to trial by jury in any action, claim, suit or proceedings with respect to GHL’s engagement as placement agent or its services hereunder. Solely for the purpose of enforcing this agreement and the related indemnification letter agreement, each of the Company and GHL hereby submits to the non-exclusive jurisdiction of any Federal or state court in the State of Nevada, City of Las Vegas and County and Clark and irrevocably agrees that all claims in respect of such action, claim, suit or proceeding may be determined in any such court. Service of process, summons, notice or document by mail to the Company’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in such courts. Each of the Company and GHL irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding has been brought in an inconvenient forum. Each of the Company and GHL hereby waives all immunity from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled with respect to any immunity to the enforcement of any judgment relating to any such enforcement action.

The Company agrees that GHL, at its option and expense, has the right to place advertisements in financial and other newspapers and journals describing its services to the Company hereunder. The Company must approve the form of such advertisement to be used in advance and in writing. If requested by GHL, the Company shall include a mutually acceptable reference to GHL in the press release (on other public announcements) made by the Company announcing the Transaction, to the extent permitted by law.

Either GHL or the Company without the written consent of the other party, which shall not be unreasonably withheld, may not assign this Agreement. The benefits of and the obligations and liabilities assumed in, this Agreement shall inure to the benefit of and be binding upon any successors and permitted assigns.

No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby.

Compliance Requirements for Subscriber(s) for Securities

GHL represents and warrants to the Company that it will use its best efforts to assure that (a) each Subscriber for Securities (the “Subscriber”), and, if applicable, the beneficial owner(s) of the Securities being subscribed for by the Subscriber, is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or Executive Order of the President of the United States; (b) none of the funds or other assets of the Subscriber constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined); (c) no Embargoed Person has any interest of any nature whatsoever in the Subscriber (whether directly or indirectly); (d) none of the funds of the Subscriber invested in the Company have been derived from any unlawful activity with the result that the investment in the Company is prohibited by law; and (e) the Subscriber has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 30 U.S.C.A. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in the Company is prohibited by law or the Subscriber is in violation of law.

GHL further represents and warrants that it will use its best efforts to assure that the Subscriber complies with all the requirements of United States law relating to money laundering, now or hereafter in effect, including without limitation the Money Laundering Control Act, 18 U.S.C. §§1956 and 1957, and the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, and all regulations under each of the foregoing.

If the foregoing meets with your approval, please sign both copies of this Agreement and return one fully executed copy to us.

Very truly yours,

GHL Financial Services Ltd., Inc.

By_____/s/Grant Gordon_______
Its_____President_____________

Agreed and Accepted as of the Date First Written Above:

CardioVascular BioTherapeutics, Inc.

By___/s/Mickael A. Flaa________
Its____Chief Financial Officer____